UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 30, 2008

ORBCOMM Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip code)

(201) 363-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 30, 2008, ORBCOMM Inc. (the “Company”) and the U.S. Coast Guard entered into two Amendments of Solicitation/Modification of Contract (“Amendment #P12” and “Amendment #P13”) amending the Validation Services Agreement dated as of May 20, 2004, as amended, by and between the Company and the U.S. Coast Guard (the “VSA”). The U.S. Coast Guard awarded the VSA to the Company to develop and demonstrate the ability to receive, collect and forward Automatic Identification System (“AIS”) data over the Company’s satellite system. The U.S. Coast Guard has paid the Company the contract price of $7.2 million for the construction and launch of the Coast Guard Demonstration Satellite (the “CDS”), which has an AIS receiver in addition to the Company’s standard communications payload and was launched on June 19, 2008.

A copy of the Company’s press release dated October 3, 2008 announcing Amendment #P12 and Amendment #P13 is filed as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

Pursuant to Amendment #P12, the U.S. Coast Guard exercised the high usage option under the VSA for AIS data from the CDS at a cost of $49,500 per month for the period of September 30, 2008 through August 5, 2009. Amendment #P12 increases the total contract value of the VSA by $377,421 to $8,183,896 over the low usage option during the initial option period after the CDS launch.

Amendment #P13 increases the total contract value of the VSA by an additional $104,600 to $8,288,496 for (1) additional work associated with the Company modifying the AIS satellite software and ground software to include additional AIS message fields and (2) up to 200 additional hours (above the current 200 no-cost hours) of technical support under the VSA for up to 14 months after the CDS launch date.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

        99.1      Press Release of the Company dated October 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.
By:	/s/ Christian Le Brun

	Name: Title:	Christian Le Brun Executive Vice President, General Counsel and Secretary

Date:  October  3, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of the Company dated October 3, 2008.